Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

TippingPoint Technologies, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 333-35146 and No. 333-68280), on Form S-8 of TippingPoint Technologies, Inc. of our report dated April 15, 2003, related to the balance sheets of TippingPoint Technologies, Inc. as of January 31, 2003 and December 31, 2001, and the related statements of operations, stockholders’ equity, and cash flows for the year ended January 31, 2003, the month ended January 31, 2002 and the years ended December 31, 2001 and 2000, which report appears in the January 31, 2003 annual report on Form 10-K of TippingPoint Technologies, Inc.

/s/ KPMG LLP

Austin, Texas

April 28, 2003